                                                               -----------------------------
                                  UNITED STATES                OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION      -----------------------------
                             WASHINGTON, D.C. 20549            OMB Number: 3235-0145
                                                               -----------------------------
                                                               Expires: October 31, 2002
                                                               -----------------------------
                                                               Estimated average burden
                                                               hours per response. . . 14.9
                                                               -----------------------------



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                World Access, Inc
               --------------------------------------------------

                                (Name of Issuer)

                                  Common Stock

               --------------------------------------------------

                         (Title of Class of Securities)

                                   98141A 101

               --------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2001

               --------------------------------------------------

             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          Rule 13d-1(b)
          Rule 13d-1(c)
       X  Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     2    OF    13    PAGES
                                                                               --------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Germany II, LP
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF        5.         SOLE VOTING POWER
    SHARES                     - 0 -
BENEFICIALLY        ---------- -------------------------------------------------------------------------------------
  OWNED BY          6.         SHARED VOTING POWER
    EACH                       11,097,631
REPORTING           ---------- -------------------------------------------------------------------------------------
PERSON WITH         7.         SOLE DISPOSITIVE POWER
                               - 0 -
                    ---------- -------------------------------------------------------------------------------------
                    8.         SHARED DISPOSITIVE POWER
                               11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     3    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland Ventures IV LP
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     4    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland Ventures IV Ltd.
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     5    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Partners Limited
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     6    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Partners Holdings Limited
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     7    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland V LP
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     8    OF    13    PAGES
                                                                               --------    --------
--------- ---------------------------------- -----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland V Co Ltd
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES            5.         SOLE VOTING POWER
 BENEFICIALLY                    - 0 -
   OWNED BY           ---------- -----------------------------------------------------------------------------------
     EACH             6.         SHARED VOTING POWER
   REPORTING                     11,097,631
    PERSON            ---------- -----------------------------------------------------------------------------------
     WITH             7.         SOLE DISPOSITIVE POWER
                                 - 0 -
                      ---------- -----------------------------------------------------------------------------------
                      8.         SHARED DISPOSITIVE POWER
                                 11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 98141A 10 1                                                     PAGE     9    OF    13    PAGES
                                                                               --------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          AP Vermogensverwaltung Gesellschaft Burgerlichen Rechts
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES        5.         SOLE VOTING POWER
 BENEFICIALLY                - 0 -
   OWNED BY       ---------- ---------------------------------------------------------------------------------------
     EACH         6.         SHARED VOTING POWER
   REPORTING                 11,097,631
    PERSON        ---------- ---------------------------------------------------------------------------------------
     WITH         7.         SOLE DISPOSITIVE POWER
                             - 0 -
                  ---------- ---------------------------------------------------------------------------------------
                  8.         SHARED DISPOSITIVE POWER
                             11,097,631
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,097,631
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.4%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------- ----------------------------------------------------------------------------------------------------------


                                                                          Page   10     of   13    Pages
                                                                               --------    ------
Item 1.     (a)  Name of Issuer:
                 World Access, Inc.
            (b)  Address of Issuer's Principal Executive Offices:
                 945 East Paces Ferry Road, Suite 2200,
                 Atlanta, Georgia 30326
                 USA

Item 2.     (a)  Name of Person Filing:
                 This Schedule 13 G is being filed jointly by (I) Apax Scotland V LP, a limited liability partnership organised under the laws of Scotland ("Apax Scotland LP"), (II) Apax Scotland
                 V Co. Limited, a limited liability company organised under the laws of Scotland and the general partner of Apax Scotland LP ("Apax Scotland Company"), (III) Apax Scotland IV LP,
                 a limited liability company organised under the laws of Scotland ("Apax Scotland LP"),
                 (IV) Apax Scotland IV LP, a limited liability company organised under the laws of Scotland
                 ("Apax Scotland LP"), (V) Apax Partners Limited, a limited liability company organised under the laws of England and Wales and the Manager of each of the APAX Partnerships (as defined below) ("AVL"), (VI) Apax Partners Holdings Ltd, a limited liability company organised under the laws of England and Wales and the controlling stockholder of AVL and
                 APAX Scotland Company ("AVL Holdings"), (VII) Apax Germany II, L.P., and (VIII) AP
                 Vermogensverwaltung Gesellschaft Burgerlichen Rechts.

                 The filing of this statement is not an admission by any Reporting Person that such
                 Reporting Person and any other Reporting Person or Reporting Persons constitute a "group"
                 for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or
                 Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

                 Apax Scotland LP is the general partner of each of APAX UK V.A, L.P., a Delaware limited liability partnership ("APAX A") AND APAX UK V-B, L.P., a limited liability partnership organised under the laws of England and Wales ("APAX B").

            (b)  Address of Principal Business Office or, if none, Residence:
                 15 Portland Place
                 London, W1B 1PT
                 England
            (c)  Citizenship:
                 APAX Germany II, L.P. was organised in Delaware. Apax Funds Nominees Ltd. "B"
                 Account's and Apax Funds Nominees Ltd. "D" Account's were organised in the
                 United Kingdom. AP Vermogensverwaltung Gesellschaft Burgerlichen Rechts was organised in Germany.
            (d)  Title of Class of Securities:
                 Common Stock
            (e)  CUSIP Number:
                 98141A 10 1

Item 3.          If this statement is filed pursuant to Rule 13d-1(b) or Rule 3d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]   Broker or dealer registered under Section 15 of the Act.
            (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act.
            (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the Act.
            (d)  [ ]   Investment company registered under Section 8 of the
                       Investment Company Act of 1940.
            (e)  [ ]   An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E).
            (f)  [ ]   An employee benefit plan or endowment fund in accordance with
                       Rule 13d-1(b)(1)(ii)(F).
            (g)  [ ]   A parent holding company or control person in accordance with
                       Rule 13d-1(b)(1)(ii)(G).



                                                                          Page   11     of   13    Pages
                                                                               --------    ------

            (h)  [ ]   A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.
            (i)  [ ]   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the Investment
                       Company Act of 1940.
            (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.          Ownership.
       (a)  Amount beneficially owned: _________NIL___________.
       (b)  Percent of class: ___________NIL______________.
       (c)  Number of shares such person has:
                (i)  Sole power to vote or to direct the vote ____NIL____.
               (ii)  Shared power to vote or to direct the vote _______NIL________.
              (iii)  Sole power to dispose or to direct the disposition of _____NIL_________.
               (iv)  Shared power to dispose or to direct the disposition of ______NIL______.

Item 5.        Ownership of Five Percent or Less of a Class.
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                     Not applicable.

Item 7.        Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
               By the Parent Holding Company.
                     Not applicable.

Item 8.        Identification and Classification of Members of the Group.
                     Not applicable.

Item 9.        Notice of Dissolution of Group.
                     Not applicable.


                                                 Page   12     of   13    Pages
                                                      --------    ------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         14 February 2002
--------------------------------------
              (Date)


APAX GERMANY II, LP                         AP VERMOGENSVERWALTUNG
                                            GESELLSCHAFT BURGERLICHEN RECHTS


BY: /s/ Adrian Beecroft                     BY:
   -----------------------------------           -------------------------------
                  (Signature)                         (Signature)
    Adrian Beecroft
    DIRECTOR
   -----------------------------------           -------------------------------
                  (Name/Title)                        (Name/Title)


APAX SCOTLAND VENTURES IV LP                APAX SCOTLAND VENTURES IV LTD


BY: /s/ Adrian Beecroft Peter Englander     BY:  /s/ Adrian Beecroft Peter Englander
   ------------------------------------          -------------------------------
                  (Signature)                         (Signature)
    Adrian Beecroft     Peter Englander
    DIRECTOR            DIRECTOR
   -----------------------------------           -------------------------------
                  (Name/Title)                        (Name/Title)


APAX SCOTLAND V LP                          APAX SCOTLAND VENTURES IV LTD


BY: /s/ Adrian Beecroft Peter Englander     BY: /s/ Adrian Beecroft Peter Englander
   -----------------------------------           -------------------------------
                  (Signature)                         (Signature)
    Adrian Beecroft     Peter Englander
    DIRECTOR            DIRECTOR
   -----------------------------------           -------------------------------
                  (Name/Title)                        (Name/Title)

APAX PARTNERS LIMITED                       APAX PARTNERS HOLDINGS LIMITED


BY: /s/ Adrian Beecroft Peter Englander     BY: /s/ Adrian Beecroft Peter Englander
   -----------------------------------           -------------------------------
                  (Signature)                         (Signature)


   -----------------------------------           -------------------------------
                  (Name/Title)                        (Name/Title)

                                                 Page   13     of   13    Pages
                                                      --------    ------

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)